UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2024

BigBear.ai Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40031	85-4164597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6811 Benjamin Franklin Drive, Suite 200

Columbia, MD 21046

(Address of principal executive offices, including zip code)

(410) 312-0885

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	BBAI	New York Stock Exchange
Redeemable warrants, each full warrant exercisable for one share of common stock at an exercise price of $11.50 per share	BBAI.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into or Amendment of a Material Definitive Agreement.

Exchange Agreements

On December 19, 2024, BigBear.ai Holdings, Inc. (the “Company”) announced it has entered into privately negotiated exchange agreements (each, an “Exchange Agreement”) with a limited number of holders of the Company’s existing 6.00% Convertible Senior Notes due 2026 (the “2026 Notes”), to exchange approximately $182.3 million principal amount of the 2026 Notes for $182.3 million in aggregate principal amount of the Company’s new 6.00% Convertible Senior Secured Notes due 2029 (the “2029 Notes”) and approximately $0.4 million in cash, with such cash payment representing the accrued and unpaid interest on such 2026 Notes (the “Exchange Transaction”). The 2029 Notes were issued pursuant to, and are governed by, an indenture (the “Indenture”), dated as of December 27, 2024, among the Company, certain of its existing and future direct and indirect subsidiaries, subject to certain exceptions (the “guarantors”) and Wilmington Trust, National Association, as trustee and collateral agent.

The foregoing description of the Exchange Agreements is only a summary and is qualified in its entirety by reference to the full text of the form of Exchange Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K dated December 19, 2024, and such form of Exchange Agreement is incorporated by reference herein.

Third Supplemental Indenture

In connection with the Exchange Transaction, the Company obtained consents from certain holders of the 2026 Notes sufficient to amend certain terms of the indenture governing the 2026 Notes (the “Existing Indenture”). On December 27, 2024, the Company, the guarantors and the trustee of the 2026 Notes entered into the Third Supplemental Indenture (the “Third Supplemental Indenture”) to the Existing Indenture to effect such amendments, including amendments to eliminate certain restrictive covenants and limitations, as further described in the Third Supplemental Indenture.

Indenture and Notes

The 2029 Notes are fully and unconditionally guaranteed, on a senior, secured basis, by the Company and the guarantors. The 2029 Notes are the Company’s senior, secured obligations and will accrue interest at a rate of (i) 6.00% per annum, if interest is paid in cash and (ii) 7.00% per annum, if the Company elects, subject to certain conditions, to pay interest in kind with the shares of its common stock, in each case payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2025; provided, that to the extent that the certain liquidity condition of the Company and its subsidiaries is not satisfied as of the last business day of any calendar month, then with respect to the period applicable to the interest payment date immediately following the month in which such liquidity condition is not satisfied, the interest rate will be (i) 9.00% per annum, if interest is paid in cash and (ii) 10.00% per annum, if the Company elects, subject to certain conditions, to pay interest in kind with the shares of its common stock (it being understood that such increased rate shall apply solely for such six-month period applicable to such interest payment date). The 2029 Notes will mature on December 15, 2029, unless earlier converted, redeemed or repurchased. At any time before the close of business on the second scheduled trading day immediately before the maturity date, noteholders may convert their notes at their option into shares of the Company’s common stock, together, if applicable, with cash in lieu of any fractional share, at the then applicable conversion rate. However, until the Company has obtained the stockholder approval contemplated by certain listing standards of the New York Stock Exchange (the “Requisite Stockholder Approval”), the number of shares of common stock deliverable upon conversion of the 2029 Notes will be limited to comply with these listing standards, and any shares of common stock that would otherwise have been deliverable upon conversion will instead be settled in cash. The initial conversion rate is 281.4491 shares of common stock per $1,000 principal amount of 2029 Notes, which represents an initial conversion price of $3.5530 per share of the Company’s common stock. The conversion rate and conversion price are subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

Noteholders who convert their 2029 Notes will also be entitled to an interest make-whole payment of up to 7.50% of the aggregate principal amount of notes converted, subject to reduction as further described in the Indenture. Interest make-whole payments are payable in cash or shares of common stock at the Company’s election, subject to certain limitations including a limitation on the number of shares of common stock deliverable upon conversion of the 2029 Notes to comply with New York Stock Exchange listing standards. Payment of the interest make-whole in shares will be at a price equal to 95% of the average of the daily volume-weighted average price per share of the Company’s common stock over an agreed upon period.

The 2029 Notes will not be redeemable at the Company’s election before December 27, 2025. The 2029 Notes will be redeemable, in whole but not in part (subject to certain limitations) for cash, at the Company’s option at any time, and from time to time, December 27, 2025 and prior to the close of business on November 16, 2029, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the 2029 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then, noteholders may require the Company to repurchase their 2029 Notes for cash. The repurchase price will be equal to the principal amount of the 2029 Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date, plus any remaining amounts that would be owed to, but excluding, the maturity date.

The Notes are guaranteed by the guarantors and secured on a first-priority basis by substantially all assets of the Company and such guarantors, subject to certain exceptions. The Indenture contains certain specified events of default, the occurrence of which would entitle the holders of the 2029 Notes to demand repayment of all outstanding principal and accrued interest on the Notes, together with a make-whole payment as determined pursuant to the Indenture. Such events of default include, among others, failure to make any payment under the Notes when due, failure to observe or perform certain covenants under the Notes or the other transaction documents related thereto (subject in certain cases to specified cure periods), the failure of the Company to be able to pay debts as they come due, the commencement of bankruptcy or insolvency proceedings against the Company or its significant subsidiary, a material judgment levied against the Company or its significant subsidiary, any event of default in excess of a specified amount by the Company or its significant subsidiary under other indebtedness, failure to perfect certain collateral securing the 2029 Notes and failure of the guarantees to be enforceable.

The Indenture contains a number of restrictive covenants and limitations, including restrictions on the Company’s ability to incur indebtedness or liens, make restricted payments, issue preferred stock or disqualified stock, transact with affiliates, sell material intellectual property, or make investments or dispositions, as further described in the Indenture. The Company will also be required to comply with a minimum liquidity covenant.

Pursuant to the Exchange Agreements, the Company agrees to register the shares of common stock issuable upon conversion of the 2029 Notes and the “Interest Shares” (as defined in the Indenture) under the Securities Act of 1933, as amended (the “Securities Act”).

The Exchange Transaction and the guarantees have not been, and will not be, registered under the Securities Act or any other securities laws. The shares of common stock issuable upon conversion of the 2029 Notes have not been registered under the Securities Act or any other securities laws, and the 2029 Notes and such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

A copy of the Third Supplemental Indenture, the Indenture, the form of the certificate representing the 2029 Notes are filed as exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K. The foregoing description of the Third Supplemental Indenture, the Indenture and the 2029 Notes does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Exchange Transaction, the Company entered into an agreement to terminate the existing senior secured revolving credit facility established under the credit agreement entered into on December 7, 2021, as amended from time to time, by and among the Company, the other borrowers party thereto from time to time, the lenders from time to time party thereto and Bank of America N.A. as administrative agent and collateral agent for the lenders (the “Secured Revolving Credit Facility”). Such termination is effective substantially concurrently with the closing of the Exchange Transaction. There were no outstanding borrowings under the Secured Revolving Credit Facility prior to its termination.

The foregoing discussion, to the extent involving the Secured Revolving Credit Facility, does not purport to be complete and is qualified in its entirety by reference to the original Secured Revolving Credit Facility as well as the first, second and third amendments thereto and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Exchange Transaction and the 2029 Notes is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

4.1	Third Supplemental Indenture, dated December 27, 2024 among BigBear.ai Holdings, Inc., BigBear.ai Intermediate Holdings, LLC, BigBear.ai, LLC, BigBear.ai Federal, LLC (f/k/a NuWave Solutions, L.L.C.), ProModel, LLC, Pangiam Purchaser, LLC, Pangiam Intermediate II Holdings, LLC, Pangiam Holdings, LLC, Pangiam Labs, LLC, Linkware, LLC, Pre, LLC, veriScan LLC, 214 Technologies, Inc. d/b/a Trueface and Wilmington Trust National Association, as trustee.

4.2	Indenture, dated as of December 27, 2024, among BigBear.ai Holdings, Inc., BigBear.ai Intermediate Holdings, LLC, BigBear.ai, LLC, BigBear.ai Federal, LLC (f/k/a NuWave Solutions, L.L.C.), ProModel, LLC, Pangiam Purchaser, LLC, Pangiam Intermediate II Holdings, LLC, Pangiam Holdings, LLC, Pangiam Labs, LLC, Linkware, LLC, Pre, LLC, veriScan LLC, 214 Technologies, Inc. d/b/a Trueface and Wilmington Trust, National Association, as trustee and collateral agent

4.3	Form of certificate representing the 6.00% Convertible Senior Secured Notes due 2029 (included as Exhibit A to Exhibit 4.2)

104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BigBear.ai Holdings, Inc.

Date: December 30, 2024	By:	/s/ Sean Ricker
Sean Ricker
Chief Accounting Officer